Exhibit 99.3

FHLB DES MOINES
January 2015
Member Address City, State, Zip
Dear name,
This past year, the FHLB Des Moines Board of Directors unanimously approved a Merger Agreement with FHLB Seattle. Recently, the Federal Housing Finance Agency approved our merger application. Today we begin an important step in the process - ratification of the Merger Agreement by the members of both the Des Moines and
Seattle Banks.
As a member, your institution will have the opportunity to cast its vote. You will soon receive an email from Survey & Ballot Systems that will provide you with a user name and unique password that will allow you to access the voting website.
Both Banks, with the assistance of their financial and legal advisors, have carefully weighed the benefits and impact of the proposed merger on your cooperative. We believe that a merger can be a powerful growth tool used to increase advance offerings and extend services to new geographies. To that point, please consider the following:
> A larger membership base and capital level is expected to provide greater financial strength to protect the value of your cooperative over the long run.
> With an expanded district, we would be better positioned to fulfill our mission and provide your institution with even more resources to help you and your community thrive.
> The merger is expected to improve financial performance and result in improved efficiencies.
The FHLB Des Moines Board of Directors fully supports the merger and genuinely believes it protects the long-term value of the cooperative that we have built together. We recommend that each member vote “FOR” the Merger Agreement.
If you have questions, please consider attending one of our town hall meetings. Details can be found on www.fhlbdm.com.
Please carefully review the enclosed Disclosure Statement which provides detailed information on the merger. If you have any questions, please do not hesitate to contact your Vice President/Member Solutions.
Sincerely,
DALE OBERKFELL
BOARD CHAIR
FEDERAL HOME LOAN BANK OF DES MOINES
ERIC HARDMEYER
VICE CHAIR
FEDERAL HOME LOAN BANK OF DES MOINES
FEDERAL HOME LOAN BANK OF DES MOINES
801 Walnut Street, Suite 200 > Des Moines, IA 50309
email: mergerquestions@fhlbdm.com